EXHIBIT 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE

For Further Information Contact:

Charles D. Knight

Executive Vice President

Chief Financial Officer

InvestorRelations@catocorp.com
CATO REPORTS

1Q EARNINGS

CHARLOTTE, N.C. (May 18, 2023) – The Cato Corporation (NYSE: CATO) today reported net income of $4.4 million or $0.22 per diluted share for the first quarter ended April 29, 2023, compared to net income of $9.7 million or $0.46 per
diluted share for the first quarter ended April 30, 2022.

Sales for the first quarter ended April 29, 2023 were $190.3 million, or a decrease of 7% from sales of $204.9 million for
the first quarter ended April 30, 2022.

The Company’s same-store sales for the quarter decreased 6% compared to the same period in 2022.

"Our customer continues to feel the strain of higher interest rates and inflation on their discretionary income, which has
negatively impacted our sales for the first quarter,” said John Cato, Chairman, President and Chief Executive

Officer.
“We
are finally experiencing sustained relief from previous supply chain challenges,

but the continued volatility in the
economy causes us to remain cautious about the remainder of the year .
”

First-quarter gross margin as a percentage of sales increased from 35.5% in 2022 to 35.8% in 2023.
The improved
merchandise margin was driven by reduced markdowns attributable to on-time merchandise shipments, coupled with
lower freight and distribution costs.

Selling, General and Administrative expenses as a percent

of sales increased from
29.5% to 32.5% of sales during the quarter due to increased operating expenses, including higher wages, combined with
the effects of deleveraging resulting from sales decline, when compared to the prior year.

Income tax expense for the
quarter was $2.1 million compare
d to $1.9 million last year.

During the first quarter ended April 29, 2023, the Company opened 4 stores and permanently closed 20 stores.

As of
April 29, 2023, the Company operated 1,264 stores in 32 states, compared to 1,315 stores in 32 states as of April 30, 2022.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three
concepts, “Cato,” “Versona” and “It’s

Fashion.”

The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day.

The Company also offers exclusive merchandise
found in its Cato stores at www.catofashions.com.

Versona

is a unique fashion destination offering apparel and
accessories including jewelry, handbags and shoes at exceptional prices every day.

Select Versona

merchandise can also
be found at www.shopversona.com.

It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day.
Statements in this press release that express a belief, expectation or intention, as well as those that are not a historical fact,

including, without limitation, statements regarding the Company’s expected or estimated operational financial
results, activities or opportunities, and potential impacts and effects of the coronavirus are considered “forward-looking”
within the meaning of The Private Securities Litigation Reform Act of 1995.

Such forward-looking statements are based
on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.

Such factors include, but
are not limited to, any actual or perceived deterioration in the conditions that drive consumer confidence and spending,

including, but not limited to, prevailing social, economic, political and public health conditions and uncertainties, levels
of unemployment, fuel, energy and food costs, wage rates, tax rates, interest rates, home values, consumer net worth and the availability of credit; changes in laws or regulations affecting our business including but not limited to tariffs;
uncertainties regarding the impact of any governmental action regarding, or responses to, the foregoing conditions;
competitive factors and pricing pressures; our ability to predict and respond to rapidly changing fashion trends and consumer demands; our ability to successfully implement our new store development strategy to increase new store
openings and the ability of any such new stores to grow and perform as expected; adverse weather, public health threats
(including the global coronavirus (COVID-19) outbreak) or similar conditions that may affect our sales or operations;
inventory risks due to shifts in market demand, including the ability to liquidate excess inventory at anticipated margins;
and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s

most recently filed annual report
on Form 10-K and in other reports the Company files with or furnishes to the SEC from time to time.

The Company does
not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services
* * *

THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS

OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED April 29, 2023 AND April 30, 2022
(Dollars in thousands, except per share data)
Quarter Ended
%
%
April 29, 2023 Sales
April 30, 2022 Sales
REVENUES

Retail sales
$ 190,311 100.0%
$ 204,933 100.0%

Other revenue (principally finance,

late fees and layaway charges)
1,739 0.9%
1,788 0.9%

Total revenues
192,050 100.9%
206,721 100.9%
GROSS MARGIN (Memo) 68,224 35.8%
72,690 35.5%
COSTS AND EXPENSES, NET

Cost of goods sold
122,087 64.2%
132,243 64.5%

Selling, general and administrative
61,934 32.5%
60,441 29.5%

Depreciation
2,357 1.2%
2,743 1.3%

Interest and other income
(897) -0.5%
(403) -0.2%

Costs and expenses, net
185,481 97.5%
195,024 95.2%
Income Before Income Taxes
6,569 3.5%
11,697 5.7%
Income Tax Expense

2,141 1.1%
1,949 1.0%
Net Income
$ 4,428 2.3%
$ 9,748 4.8%
Basic Earnings Per Share
$ 0.22
$ 0.46
Diluted Earnings Per Share
$ 0.22
$ 0.46

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
April 29, 2023
January 28, 2022
(Unau
dited)
(Unaud
ited)
ASSETS
Current Assets
$ 38,103
$ 20,005

Cash and cash equivalents
87,750
108,652

Short-term investments
3,826
3,787

Restricted cash
29,731
26,497

Accounts receivable - net
106,813
112,056

Merchandise inventories
7,298
6,676

Other current assets
273,521
277,673
Total Current Assets
Property and Equipment - net
74,187
70,382
Noncurrent Deferred Income Taxes
9,938
9,213
Other Assets
21,478
21,596
Right-of-Use Assets, net
155,512
174,276

TOTAL
$ 534,636
$ 553,140
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
$ 135,934
$ 135,597
Current Lease Liability
49,707
67,360
Noncurrent Liabilities
16,449
16,183
Lease Liability
105,765
107,407
Stockholders' Equity
226,781
226,593

TOTAL
$ 534,636
$ 553,140